UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 19, 2008
FX REAL ESTATE AND ENTERTAINMENT INC.
(Exact name of registrant as specified in charter)

Delaware	001-33902	36-4612924
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

	650 Madison Avenue	10022
	New York, New York	(Zip Code)
(Address of principal
executive offices)
Registrant’s telephone number, including area code: (212) 838-3100

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
     As previously reported, on November 25, 2008, FX Real Estate and Entertainment Inc.’s (the “ Company ”) subsidiaries that own its Las Vegas properties (the “ Las Vegas Subsidiaries”) obtained from their lenders a temporary waiver of noncompliance with the debt-to-loan value ratio covenants set forth in the Amended and Restated Credit Agreements (referenced below) governing the outstanding $475 million mortgage loan on the Las Vegas properties (the “ Loan”).
     The temporary waiver expired on December 19, 2008 in accordance with it terms. Because the Las Vegas Subsidiaries did not regain compliance with the debt-to-loan value ratio covenants prior to expiration of the temporary waiver, an event of default has occurred under the Loan.
     The Loan matures on January 6, 2009. The Company and the Las Vegas Subsidiaries are not currently able, nor do any of them expect to be able, to repay or refinance the Loan at maturity. Unless the Loan is repaid, refinanced or extended at maturity, the lenders may at any time exercise their remedies under the Amended and Restated Credit Agreements, which include foreclosing on the Las Vegas properties.
     The Loan is not guaranteed by the Company nor has the Company pledged any assets to secure the Loan. The Loan is secured by first and second lien security interests in substantially all of the assets of the Las Vegas Subsidiaries, including the Las Vegas properties.
     The Loan is governed by the terms and conditions of the Amended and Restated Credit Agreement, Senior Secured Term Loan Facility (First Lien), dated as of July 6, 2007, and the Amended and Restated Credit Agreement, Senior Secured Term Loan Facility (Second Lien) dated as of July 6, 2007, both of which are filed as exhibits to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (Registration No. 333-145672), as filed with the Securities and Exchange Commission on October 9, 2007.
     The foregoing description of the Loan does not purport to be complete and is qualified in its entirety by the complete text of these aforesaid Amended and Restated Credit Agreements, which are incorporated herein by reference.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FX REAL ESTATE AND ENTERTAINMENT INC.
By:	/s/ Mitchell J. Nelson
Name:	Mitchell J. Nelson
Title:	Executive Vice President, General Counsel and Secretary

     DATE: December 29, 2008